Exhibit 99.1

INE EXTENDS ALTAIRNANO CONTRACT; WORKING TO RESOLVE REGULATORY ISSUES THAT DELAYED PROJECT

RENO, NV. – June 13, 2011 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), today announced it had agreed to a request from Inversiones Energéticas, S.A. de C.V. (INE), one of El Salvador’s largest electric generation utilities, for a 90 day extension of a contract earlier signed with Altairnano to provide a turn-key 10 Megawatt ALTI-ESS advanced battery system for frequency control.  The extension will provide INE and Altairnano additional time to secure regulatory approval.

 “Altairnano is committed to working closely with INE and will do everything in its power to seek regulatory approval for this project.  We continue to believe that our technology and approach to meeting the electric grid requirements in El Salvador are the best in the industry and we look forward to resolving the regulatory issues,” said Terry Copeland, Altairnano President and Chief Executive Officer.

Altairnano’s ALTI-ESS advanced battery system provides an economical solution for managing voltage frequency fluctuations, because of its ability to rapidly absorb energy from the grid, and just as quickly discharge energy back into the grid.  The ALTI-ESS uses Altairnano’s patented lithium-titanate battery chemistry for its energy storage system, which has been in commercial operation for approximately two years.

The contract, valued at 18 million U.S. dollars, would require Altairnano to provide a complete turn-key installation at INE’s Talnique power station, including all phases of site preparation, system installation, testing and commissioning.  Altairnano previously announced that INE had terminated the contract based upon a letter indicating that the government entity that regulates electric utilities in El Salvador had declined to grant required approval for the project.  INE has recently explained that its letter was not intended to effect a termination of the contract, but merely to provide notice of its initial failure to obtain regulatory approval, which would automatically effect a termination of the contract if the issue was not resolved within 120 days, subject to extension by the parties.  Consistent with the contract, INE and Altairnano have agreed to a 90-day extension to permit INE to continue to seek regulatory approval.

About Altairnano, Inc.

Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's lithium-titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and systems for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

Forward Looking Statement

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that the government entity that regulates electric utilities in El Salvador will not reverse its prior decision in which it declined to approve the purchase and installation of the advanced battery system, that, even if regulatory approval is received, the order for the turn-key advanced battery system may not be completed because of technical,  financial or other reasons; that even if the battery system is installed, it may not perform as expected for reasons related to the battery system, the power station into which it is installed, operational or maintenance failures or other reasons.  In addition, other risks are identified in Altairnano's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altairnano expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altairnano expectations or results or any change in events.

MEDIA CONTACTS:

Altairnano, Inc.

Erin Witt
Marketing Consultant
317-509-5968
ewitt@altairnano.com

Investors:

Casey Stegman
Stonegate Securities, Inc.
(214) 987-4121
casey@stonegateinc.com